Exhibit 99.1

INSTRUCTIONS AS TO USE OF
TETON ADVISORS, INC. SUBSCRIPTION RIGHTS CERTIFICATE

CONSULT THE INFORMATION AGENT, YOUR BANK OR BROKER AS TO ANY QUESTIONS

The following instructions relate to the distribution of rights (the “Rights Offering”) by Teton Advisors, Inc., a Delaware corporation (“Company”), to all holders of record as of 5:00 p.m., New York, New York time, on June 3, 2022 (the “Record Date”) of its Class A common stock, par value $0.001 per share (the “Class A Common Stock”) and/or Class B common stock , par value $0.001 per share (the “Class B Common Stock”) (collectively, the “Common Shareholders”), as described in the Company’s offering circular dated [_______], 2022 (the “Offering Circular”). We are distributing, free of charge, to Common Shareholders, transferable subscription rights (the “Rights”) to purchase up to an aggregate of 440,162 shares of our Class A Common Stock, at a subscription price of $15.50 per share (the “Subscription Price”). Holders of Class A common stock granted pursuant to restricted stock awards will receive transferable subscription rights to purchase Class A common stock on the same terms as the other Common Shareholders, regardless of whether such restricted stock awards are unvested, and shall also be considered “Common Shareholders” for purposes of the rights offering.

As described in the Offering Circular, each Common Shareholder will receive (i) three (3) Rights for each share of Class A Common Stock and (ii) three (3) Rights for each share of Class B Common Stock, that such Common Shareholder owned as of 5:00 p.m., New York, New York time, on the Record Date. The Rights will expire, if not exercised prior to 5:00 p.m., New York, New York time, on September 21, 2022, unless extended in the Company’s sole discretion (such time, the “Expiration Date”). Any Rights that are not exercised prior to 5:00 p.m., New York, New York time, on the Expiration Date will expire, have no value and cease to be exercisable for shares of Class A Common Stock. The Company will not be obligated to honor any purported exercise of Rights received by American Stock Transfer & Trust Company, LLC, the subscription agent for the Rights Offering (the “Subscription Agent”), after 5:00 p.m., New York, New York time, on the Expiration Date.

Nine (9) Rights allows the holder thereof to subscribe for one (1) share of Class A Common Stock (the “Basic Subscription Right”) at the Subscription Price of $15.50 per whole share. For example, if a Rights holder owned 300 shares of Class A Common Stock as of 5:00 p.m., New York, New York time on the Record Date, it would receive 900 Rights and would have the right to purchase 100 shares of Class A Common Stock for $15.50 per share with its Basic Subscription Right. If a Rights holder owned 300 shares of Class A Common Stock and 300 shares of Class B Common Stock as of 5:00 p.m., New York, New York time on the Record Date, it would receive 1,800 Rights, and would have the right to purchase 200 shares of Class A Common Stock for $15.50 per share with its Basic Subscription Right.

A Common Shareholder of record on the Record Date (“Record Date Shareholder”) who fully exercises its Basic Subscription Right (other than those rights to acquire less than one whole share of Class A Common Stock, which cannot be exercised) may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase additional shares of Class A Common Stock that remain unsubscribed at the expiration of the Rights Offering, subject to availability and allocation among persons exercising their Over-Subscription Privilege. The Over-Subscription Privilege will only be available to Record Date Shareholders who fully exercise all Rights initially issued to them. Rights that are sold will not confer any right to acquire any Class A Common Stock in any Over-Subscription Privilege offered.

If Record Date Shareholders exercise their Over-Subscription Privilege for more shares than are available to be purchased pursuant to the Over-Subscription Privilege, the unsubscribed shares of Class A Common Stock to be issued pursuant to the exercise of the Over-Subscription Privilege (the “Excess Shares”) will be allocated pro rata among those over-subscribing Record Date Shareholders based on the number of Rights originally issued to them by the Company, subject to the Company’s right to reject in whole or in part any over-subscription request. If there is a pro rata allocation of the Excess Shares and a Record Date Shareholder would otherwise receive an allocation of a greater number of shares than such Record Date Shareholder subscribed for under his or her Over-Subscription Privilege, then, subject to the Company’s acceptance of their over-subscription request, such Record Date Shareholder will be allocated only the number of shares for which such Record Date Shareholder over-subscribed. The Excess Shares will be allocated among all other Record Date Shareholders exercising their Over-Subscription Privilege, again subject to the Company’s right to reject in whole or in part any over-subscription request. If a Record Date Shareholder is not allocated the full amount of shares for which they over-subscribed, such Record Date Shareholder will receive a refund of the Subscription Price, without interest or penalty, delivered for those shares that are not allocated to them. The Subscription Agent will mail such refunds as soon as practicable after the completion of the offering.

Each Rights holder will be required to submit payment in full for all the shares it wishes to buy with its Basic Subscription Right and its Over-Subscription Privilege, if applicable. Because the Company will not know the total number of Excess Shares prior to the Expiration Date, if a Record Date Shareholder wishes to maximize the number of shares it may purchase pursuant to its Over-Subscription Privilege, such holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Class A Common Stock available to the such holder, assuming that no holders other than such holder purchases any shares of Class A Common Stock pursuant to the Basic Subscription Right or Oversubscription Privilege.

The Company will not issue fractional shares of Class A Common Stock in the Rights Offering. If the number of Rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares of Class A Common Stock that you may purchase will be rounded down to the nearest whole share. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

The Company will not be required to issue shares of Class A Common Stock to you if the Subscription Agent does not receive your payment prior to the Expiration Date, regardless of when you send the subscription payment and related documents, unless you send the documents in compliance with the guaranteed delivery procedures described below. The Company may extend the Expiration Date by giving written notice to the Subscription Agent before the expiration of the Rights Offering. If the Company elects to extend the Expiration Date, it will issue a press release announcing such extension no later than 9:00 a.m., New York, New York time, on the next business day after the most recently announced Expiration Date. The Rights held by each Record Date Shareholder are evidenced by subscription rights certificates (the “Subscription Rights Certificates”). The Rights are transferable and may be sold by you to the extent you do not wish to exercise them.

Do not send the Subscription Rights Certificate or payment to the Company. If you wish to participate in the Rights Offering, the Subscription Agent must receive your properly completed and duly executed Subscription Rights Certificate and any other required document, with full payment of the aggregate Subscription Price, including final clearance of any checks, before 5:00 p.m., New York, New York time, on the Expiration Date. Once you have exercised your Rights, you may not cancel, revoke or otherwise amend the exercise of your Rights. Any Rights that are not exercised prior to the Expiration Date will be void, of no value and will cease to be exercisable for shares of Class A Common Stock, and you will have no further rights under them.

The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided.

YOUR SUBSCRIPTION RIGHTS CERTIFICATES, OR NOTICE OF GUARANTEED DELIVERY, AND FULL SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION RIGHT PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL AMOUNT OF SHARES SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE 5:00 P.M., NEW YORK, NEW YORK TIME, ON THE EXPIRATION DATE. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION RIGHT OR THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO 5:00 P.M., NEW YORK, NEW YORK TIME, ON THE EXPIRATION DATE WILL EXPIRE.

1.	Method of Subscription — Exercise of Rights.

To exercise your Rights, complete and duly execute your Subscription Rights Certificate and any other required document and forward them, together with payment in full of the aggregate amount you wish to invest for which you have subscribed pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to the Subscription Agent, to be received before 5:00 p.m., New York, New York time, on the Expiration Date. The Subscription Agent will hold funds received in payment for shares of Class A Common Stock in escrow in a segregated bank account pending completion of the Rights Offering.

Your payment of the aggregate Subscription Price must be made in U.S. dollars for the entire amount you wish to invest in the Rights Offering by:

●	certified or cashier’s check or bank draft drawn on a U.S. bank payable to “American Stock Transfer & Trust Company, LLC, as Subscription Agent for Teton Advisors, Inc.;”

●	U.S. postal or express money order; or

●	wire transfer of immediately available funds directly to the account to the following account, with reference to the Rights holder’s name:

ABA/Routing number: 21000021
Bank:	JPMorgan Chase Bank 55 Water Street, New York, New York 10005
Account Name: American Stock Transfer & Trust Company, LLC as agent for Teton Advisors, Inc.
Account Number: 530-354616

If you elect to exercise your Rights, the Company urges you to consider using a certified or cashier’s check, U.S. money order, or wire transfer of funds to ensure that the Subscription Agent receives your funds before the expiration of the Rights Offering. If you send an uncertified check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared. The clearinghouse may require five or more business days. Accordingly, if you wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently before the expiration of the Rights Offering to ensure such payment is received and clears by such date. Neither the Company nor the Subscription Agent will be responsible for any delay in processing personal checks, even if such delay results in your Rights not being exercised prior to 5:00 p.m., New York, New York time, on the Expiration Date. If your required subscription exercise documentation is received by the Subscription Agent after the expiration of the Rights Offering, the Company may, in its sole discretion, choose to accept your subscription, but shall be under no obligation to do so. In the case that payments received after 5:00 p.m., New York, New York time, on the Expiration Date are not be honored, the Subscription Agent will return such payments to you, without interest or penalty, as soon as practicable.

If you elect to exercise your Rights, you should ensure that the Subscription Agent receives your funds by the Expiration Date. The risk of delivery of all documents and payments is borne by you, not by the Subscription Agent or the Company. The address to which subscription documents, Subscription Rights Certificate(s), Notice(s) of Guaranteed Delivery (if applicable) and subscription payments other than wire transfers should be mailed or delivered is:

If delivering by mail:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

Phone (Toll-free): (877) 248-6417

Fax: (718) 921-8317

If delivering by hand, express mail, courier

or any other expedited service:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

The Company may not honor the exercise of your Rights if you deliver the Subscription Rights Certificates, subscription documents or payment of the aggregate investment amount in a manner or method different than those set forth above.

If you have any questions concerning the Rights Offering, you may contact D.F. King & Co., Inc., the Information Agent, by email at tetonadvisors@dfking.com or by telephone at (888) 564-8149. Banks and brokerage firms also may contact the Information Agent at (212) 269-5550.

If you hold your shares of Class A Common Stock in the name of a custodian bank, broker, dealer or other nominee, the nominee will exercise the Rights on your behalf in accordance with your instructions. Banks, brokers, and other nominee holders of Rights who exercise the Basic Subscription Right and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, with respect to each such beneficial owner, as to (i) the number of Rights held, (ii) the aggregate number of Rights that have been exercised, (iii) the number of shares of Class A Common Stock that is being subscribed for pursuant to the Basic Subscription Right, (iv) whether the Basic Subscription Rights of such beneficial owner have been exercised in full, and (v) the number of shares of Class A Common Stock, if any, being subscribed for pursuant to the Over-Subscription Privilege by such beneficial owner.

The payment received will be applied to exercise your Rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares of Class A Common Stock under the Over-Subscription Privilege, if applicable, and the elimination of fractional shares. If you submit a subscription payment that exceeds the amount necessary to purchase the number of shares of Class A Common Stock for which you subscribed, then the excess amount will be returned to you by the Subscription Agent, without interest or penalty, as soon as practicable following the Expiration Date. If you own shares in through a broker, dealer, bank or other nominee, it may take longer for you to receive your subscription payment because the Subscription Agent will return payments through the record holder of your shares.

2.	Guaranteed Delivery Procedures.

If you do not have adequate time to deliver the Subscription Rights Certificate evidencing your subscription rights to the Subscription Agent prior to the Expiration Date, you may exercise your subscription rights by the following guaranteed delivery procedures:

●	before the expiration of the rights offering, deliver your subscription payment to the Subscription Agent covering all Class A Common Stock that you are exercising, in accordance with the procedures set forth above under “Method of Subscription — Exercise of Rights;”

●	before the expiration of the rights offering, deliver your “Notice of Guaranteed Delivery” to the Subscription Agent; and

●	within two (2) business days following the date you submitted your Notice of Guaranteed Delivery, deliver to the Subscription Agent the complete and properly signed Subscription Rights Certificate (together with your “Nominee Holder Certification” form, if applicable), including any signature guarantees, if necessary.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with these “Instructions for Use of Subscription Rights Certificates”, which will be distributed to you with your Subscription Rights Certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution acceptable to the Subscription Agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

The Information Agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. If you have any questions or comments regarding completion or delivery of the Notice of Guaranteed Delivery, please contact the Information Agent, D.F. King & Co., Inc., by email at tetonadvisors@dfking.com or by telephone at (888) 564-8149. Banks and brokerage firms also may contact the Information Agent at (212) 269-5550.

3.	Delivery of Class A Common Stock.

The following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate, unless you provide instructions to the contrary in your Subscription Rights Certificate. Shares of Class A Common Stock purchased in the Rights Offering will be issued only in book-entry form, and no physical stock certificates will be issued for such shares.

(a) Basic Subscription Right. If you are a holder of record of shares, all shares that you purchase in the Rights Offering will be issued in book-entry, or uncertificated, form meaning that you will receive a Direct Registration System (DRS) account statement from the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, reflecting ownership of the Class A Common Stock. If your shares are registered in the name of a broker, dealer, bank or other nominee, your shares of Class A Common Stock will be issued to the same account, and you may request a statement of ownership from the nominee following the expiration of the Rights Offering.

(b) Over-Subscription Privilege. As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Record Date Shareholder that has fully subscribed for its Basic Subscription Right and that validly exercises the Over-Subscription Privilege a direct registration (DRS) account statement from the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, reflecting ownership of the Class A Common Stock allocated to such Record Date Shareholder pursuant to the Over-Subscription Privilege. If your shares of Class A Common Stock or Class B Common Stock are registered in the name of a broker, dealer, bank or other nominee, your shares of Class A Common Stock will be issued to the same account, and you may request a statement of ownership from the nominee following the expiration of the Rights Offering.

(c) Excess Cash Payments. As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received in payment of the Subscription Price by the Subscription Agent will be mailed to each Rights holder, without interest or penalty.

4.	Sale of Subscription Rights

The Rights granted to you are transferable until the Expiration Date and, therefore, you may sell, transfer or assign your Rights to anyone during the offering period. We intend to apply to have such Rights listed for trading on the OTC Pink with a ISIN of US88165Y1192 and a CUSIP number of 88165Y119, under the symbol “TETAAR”. We anticipate that the Rights will be listed upon receipt of FINRA approvals, with trading contingent on such approvals. If the FINRA approvals are granted and trading in the Rights on the OTC Pink commences, trading may be conducted until the fifth business day prior to the Expiration Date (or, if the subscription period is extended, prior to 5:00 PM, New York, New York time, on the fifth business day prior to the extended Expiration Date). However, we cannot give any assurance that the requisite FINRA approvals will be granted, that a market for the Rights will develop or, if a market does develop, of the prices at which the Rights will trade or whether such market will be sustainable throughout the period when the rights are transferable. If trading of the Rights on the OTC Pink does not occur during the subscription period, Rights holders may still effectuate off-market transfers of their Rights until the Expiration Date.

Rights may be sold by individual holders or may be submitted to the Subscription Agent for sale on the OTC Pink. Assuming the Rights are listed for trading on the OTC Pink, if the Subscription Agent receives Rights for sale in a timely manner, it will use its best efforts to sell the Rights on the OTC Pink. Any Rights submitted to the Subscription Agent for sale on the OTC Pink must be received by the Subscription Agent prior to 5:00 PM, New York, New York time on the fifth business day prior to the Expiration Date (or, if the subscription period is extended, prior to 5:00 PM, New York, New York time, on the fifth business day prior to the extended Expiration Date).

Rights that are sold will not confer any right to acquire any Class A common stock in any Over-Subscription Privilege offered, and any Record Date Shareholder who sells any Rights will not be eligible to participate in the Over-Subscription Privilege, if any.

Any commissions will be paid by the selling Rights holders. The Subscription Agent will not be responsible if the Rights cannot be sold and neither has guaranteed any minimum sales price for the Rights. If the Rights can be sold, sales of these Rights will be deemed to have been effected at the weighted average price received by the Subscription Agent on the day such Rights are sold, less any applicable brokerage commissions, taxes and other expenses.

Shareholders are urged to obtain a recent trading price for the Rights on the OTC Pink from their broker, bank, financial advisor or the financial press.

Banks, broker-dealers and trust companies that hold shares for the accounts of others are advised to notify those persons that purchase Rights in the secondary market that such Rights will not participate in any Over-Subscription Privilege.

5.	Commissions, Fees, and Expenses.

The Company is not charging any fee or sales commission to issue the Rights to you or to issue shares of Class A Common Stock to you if you exercise your Rights (other than payment of the Subscription Price). If you exercise your Rights through the record holder of your shares, you are responsible for paying any commissions, fees, taxes or other expenses your record holder may charge you. The Company will pay all reasonable fees charged by the Subscription Agent and Information Agent.

6.	Execution.

(a) Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c) Signature Guarantees. Your signature must be guaranteed by an eligible institution if you specify special payment or delivery instructions.

7.	Method of Delivery.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder. Payment received after the expiration of the Rights Offering may not be honored, and the Subscription Agent will return your payment to you, without interest or penalty, as soon as practicable. The Subscription Agent will be deemed to receive payment upon:

●	receipt by the Subscription Agent of any certified or cashier’s check or bank draft drawn upon a U.S. bank;

●	receipt by the Subscription Agent of any U.S. postal or express money order; or

●	receipt of collected funds in the Subscription Agent’s account.

If you elect to exercise your Rights, the Company urges you to consider using a certified or cashier’s check, U.S. money order, or wire transfer of funds to ensure that the Subscription Agent receives your funds before the expiration of the Rights Offering. If you send an uncertified check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared. The clearinghouse may require five or more business days. Accordingly, holders that wish to pay the aggregate Subscription Price by means of an uncertified personal check are urged to make payment sufficiently before the expiration of the Rights Offering to ensure such payment is received and clears by such date. If your required subscription exercise documentation is received by the Subscription Agent after the expiration of the Rights Offering, the Company may, in its sole discretion, choose to accept your subscription, but shall be under no obligation to do so.

8.	Special Provisions Relating to the Exercise of Rights through the Depository Trust Company.

In the case of Rights that are held of record through The Depository Trust Company (“DTC”), those Rights may be exercised by instructing DTC to transfer the Rights from the DTC account of such holder to the DTC account of the Subscription Agent and by delivering to the Subscription Agent, by no later than 5:00 p.m., New York, New York time, on the Expiration Date, the required certification as to the number of shares of Class A Common Stock to be subscribed for under the Basic Subscription Right and the Over-Subscription Privilege, if applicable, by each beneficial owner of Rights on whose behalf such nominee is acting, together with payment in full of the aggregate Subscription Price for amount invested under the Basic Subscription Right and the Over-Subscription Privilege on behalf of all such beneficial owners.

9.	Determinations Regarding the Exercise of Your Rights.

The Company will resolve, in its sole discretion, all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. Such determinations will be final and binding. Once made, subscriptions are irrevocable, and the Company will not accept any alternative, conditional or contingent subscriptions or directions. The Company reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before 5:00 p.m., New York, New York time, on the Expiration Date, unless the Company waives them in its sole discretion. Neither the Company nor the Subscription Agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to the Company’s right to withdraw or terminate the Rights Offering, only when the Subscription Agent receives a properly completed and duly executed Subscription Rights Certificate and any other required documents and payment in full of the aggregate Subscription Price for all of the shares of Class A Common Stock for which you have subscribed. The Company’s interpretations of the terms and conditions of the Rights Offering will be final and binding.